Exhibit  4.7

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of September 18, 2008 (“Effective Date”), is by and among NovaMed, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States (the “Successor Trustee”), and LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Resigning Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indentures (as defined below) as applicable.

RECITALS

WHEREAS, pursuant to an indenture dated as of June 27, 2007 as supplemented (the “Indenture”), by and between the Company and the Resigning Trustee, the Company issued the aggregate principal amount at maturity of $75,000,000 of its 1% Convertible Senior Subordinated  Notes due 2012 (the “Notes”);

WHEREAS, the Company appointed the Resigning Trustee as the Paying Agent, Registrar and Conversion Agent under the Indenture;

WHEREAS, there is presently issued and outstanding $75,000,000 in aggregate principal amount of the Notes;

WHEREAS, Section 7.10 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company and the Company shall promptly appoint a successor Trustee;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Paying Agent, Registrar and Conversion Agent and the Company desires to appoint the Successor Trustee as Trustee, Paying Agent, Registrar and Conversion Agent to succeed the Resigning Trustee under the Indentures; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, Registrar and Conversion Agent under 7.11 of the Indenture;

NOW; THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee. Pursuant to Section 7.10 of the Indenture, the Resigning Trustee hereby resigns as Trustee under the Indenture. The Resigning Trustee also hereby resigns as Paying Agent, Registrar and Conversion Agent under the Indenture. The Company accepts the resignation of the Resigning Trustee as Trustee, Paying Agent, Registrar and Conversion Agent and hereby appoints the Successor Trustee as Trustee, Paying Agent, Registrar and Conversion Agent under the Indenture.

2.             Company Representations and Warranties. The Company represents and warrants to the Successor Trustee that:

a.                                       It is duly organized and validly existing;

b.                                      The execution and delivery of this Instrument have been duly authorized by the Company;

c.                                       [reserved]

d.                                      It has no knowledge of the existence of any Event of Default which may have occurred at any time prior to the date of this Instrument, or any event which, after notice or lapse of time or both, would become an Event of Default under any of the Indentures;

e.                                       The Indenture is in full force and effect;

f.                                         There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any government authority arising out of any action or omission by the Company under the Indentures; and

g.                                      This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

3.                                       Resigning Trustee Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.                                       No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best of the knowledge of the Responsible Officer of the Resigning Trustee, by the Holders of the percentage in aggregate principal amount of the Notes required by each of the Indentures to effect any such waiver;

b.                                      There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officer of the Resigning Trustee, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Paying Agent and Registrar under any of the Indentures;

c.                                       Resigning Trustee has delivered or will deliver to Successor Trustee, as of or immediately after the Effective Date hereof, all documents in its possession relating to the trusts created under the Indentures, including all of the documents listed in Exhibit B hereto, and such other documents reasonably obtainable as mutually agreed upon;

d.                                      The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation; and;

e.                                       The Resigning Trustee certifies that:  $75,000,000 in aggregate principal amount of the Notes is outstanding and interest has been paid through June 15, 2008.

4.                                       Successor Trustee Representation and Warranty. The Successor Trustee represents and warrants to the Resigning Trustee and the Company that it is eligible to serve as Trustee, Paying Agent, Registrar and Conversion Agent under the Indenture and the Trust Indenture Act of 1939.

5.                                       Acceptance by Successor Trustee. Pursuant to Section 7.11 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under each of the Indentures and with respect to all property and money held or to be held under each of the Indentures, with like effect as if the Successor Trustee was originally named as Trustee under each of the Indentures. The Successor Trustee also hereby accepts its appointment as Registrar, Paying Agent and Conversion Agent. The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, a form of which is annexed hereto as Exhibit A, to be sent to each Holder of the Notes.

6.                                       Assignment etc. by Resigning Trustee. Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee under each of the Indentures, upon the trusts expressed in the Indentures, all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of  the Indenture, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of each of the Indentures.

7.                                       Additional Documentation. The Resigning Trustee and the Company, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agree, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.                                       Choice of Laws. This Instrument shall be governed by the same laws that govern each of the Indentures.

9.                                       Counterparts. This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one Instrument.

10.                                 Survival of Company’s Obligations to Resigning Trustee.  Notwithstanding the resignation of the Resigning Trustee as Trustee under each of the Indentures, each of the Company and the Guarantor shall remain obligated under the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its trusteeship as provided in Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Company to the Resigning Trustee under the

Indenture or any lien created in favor of the Resigning Trustee thereunder. The Company also acknowledges and reaffirms its obligation to the Successor Trustee set forth in Section 7.06 of the Indenture.

11.                                 Notices. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

US Bank National Association

60 Livingston Avenue.

EP-MN-WS3C

St. Paul, MN 55107-2292

Attn: Rick Prokosch

Phone: 651-495-3918

Fax: 651-4195-8097

TO THE RESIGNING TRUSTEE:

LaSalle Bank National association

135 South LaSalle Street, Suite 1625

Chicago, IL 60603

Phone: 312-904-2371

Fax: 312-904-4018

TO THE COMPANY:

NovaMed, Inc

Attn: Chief Financial Officer.

980 North Michigan Avenue

Chicago, IL 60611

Phone: 312-780-3234

Fax: 312-664-4250

13.                                 Effectiveness. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date; provided that the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under each of the Indentures shall be effective 10 days after the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

NovaMed, Inc., as the Company

By	/s/ Scott T. Macomber
Its: EVP and CFO

U.S. Bank National Association, as the Successor Trustee

By	/s/ Rick Prokosch
Its: Vice President

LaSalle Bank National Association, as the Resigning Trustee

By	/s/ Thomas Popovics
Its: Assistant Vice President